SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐           Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Capitol Bancorp Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

Supplement dated November 17, 2008 to Proxy Statement dated October 31, 2008

Dear Shareholder:

On or about October 31, 2008, we mailed to you a definitive proxy statement dated October 31, 2008 relating to a Special Meeting of the Shareholders (the “Special Meeting”) of Capitol Bancorp Limited, a Michigan corporation (“Capitol”) called to approve a proposed amendment to Capitol’s Articles of Incorporation which meeting was originally scheduled to be held at Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan on Monday, November 17, 2008 at 1:00 p.m., Eastern Standard Time.  The Special Meeting commenced on November 17, 2008, but the sole action taken at that session was the approval, by a majority vote of the shares represented at that session, of a proposal to adjourn the Special Meeting until 10:00 a.m., local time, on Wednesday, December 10, 2008 at Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan.

As described in the proxy statement, you will at the adjourned session of the Special Meeting be asked to consider and vote on the following proposals:

1.	To act on a proposed amendment to the Articles of Incorporation (referred to as the “amendment”) to authorize issuance of up to 20,000,000 shares of preferred stock.
2.	To grant management the authority to adjourn, postpone or continue the Special Meeting (referred to as the “adjournment proposal”).
3.	To conduct such other business as may properly come before the Special Meeting or any adjournments thereof.

We are delivering this Supplement to the Proxy Statement (this “Supplement”) in order to provide you with additional information about the federal government’s Capital Purchase Program. In order to provide Capitol’s shareholders with additional time to consider the information contained in this supplement and to allow us to solicit additional proxies, the Special Meeting has, as described above, been adjourned until 10:00 a.m., local time, on Wednesday, December 10, 2008.

The record date for the Special Meeting has not been changed. Accordingly, only shareholders who owned shares of Capitol’s common stock at the close of business on October 23, 2008 will be entitled to vote at that adjourned session – either by submitting a proxy card distributed with the proxy statement, by attending the Special Meeting and voting in person or by following the instructions in the proxy statement for telephone or internet voting.   Any proxies that have already been submitted by shareholders in connection with the Special Meeting remain valid, as do any votes submitted by telephone or internet.  Shareholders who have already submitted a proxy or voted need not take any action at this time unless they wish to change their votes.  Shareholders who have not yet voted may do so until the Special Meeting, and all proxies and votes will remain revocable until the Special Meeting has been concluded.

Capitol’s Board of Directors continues to unanimously recommend that holders of Capitol’s common stock vote “FOR” the amendment and “FOR” the adjournment proposal.

Your vote is important. Whether or not you plan to attend the adjourned session of the Special Meeting, we urge you to read carefully this Supplement and the proxy statement, complete the proxy card (or provide voting instructions to the bank or broker which holds your shares in “street name”), and return such proxy card or have your bank or broker report your voting instructions as promptly as possible. If you have already delivered a signed proxy card or instructed your bank or broker how to vote your shares which are held in “street name,” you do not need to do anything further unless you wish to change your vote. If you would like to receive another proxy card or have any questions or need assistance voting your shares, please call Stephanie Swan at (517) 487-6555. You may also access a copy of the proxy statement and this Supplement without charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

This Supplement is dated November 17, 2008, and is first being mailed to shareholders on or about November 18, 2008.  On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

JOSEPH D. REID,
Chairman and Chief Executive Officer

Proxy Statement Supplement
Special Meeting of Shareholders

December 10, 2008

INTRODUCTION

Except as described in this proxy statement supplement (this “Supplement”), the information provided in the proxy statement dated October 31, 2008 which we previously mailed to Capitol’s shareholders (the “Proxy Statement”) continues to apply. To the extent that information in this Supplement differs from, updates or conflicts with information in the Proxy Statement, the information in this Supplement is more current.

We are mailing this Supplement to Capitol’s shareholders of record on October 23, 2008, the record date of the Special Meeting of Capitol’s shareholders which commenced on November 17, 2008 and has been adjourned to Wednesday, December 10, 2008. That session of the Special Meeting, and any subsequent adjournment thereof, is referred to in this Supplement as the “Special Meeting.” At the Special Meeting, Capitol’s shareholders will be asked to approve the matters described in the notice of the Special Meeting included at the beginning of the Proxy Statement and restated in the introductory letter to this Supplement. Such matters include in particular a proposed amendment to Capitol’s Articles of Incorporation to authorize preferred stock.

We urge you to read this Supplement, together with the Proxy Statement. Should you wish to receive another copy of the Proxy Statement or another proxy card which accompanied the Proxy Statement, please call Stephanie Swan at (517) 487-6555. You may also access a copy of the Proxy Statement and this Supplement without charge at the website of the Securities and Exchange Commission at http://www.sec.gov.

ADDITIONAL INFORMATION

This Supplement provides additional important information regarding the federal government’s Capital Purchase Program by which the United States Department of the Treasury (the “Treasury”) will purchase preferred stock in bank holding companies, such as Capitol (subject to approval by Treasury on a case by case basis), and other financial institutions.  This Supplement also provides pro forma financial information to illustrate the financial impact Capitol’s potential future issuance of preferred stock to the Treasury would have, pursuant to the terms of the Capital Purchase Program.  While Capitol has applied jointly to its primary federal regulator and the Federal Deposit Insurance Corporation for participation in the Capital Purchase Program, there can be no assurance that Capitol’s application will be approved by Treasury.  Shareholders are cautioned and should not rely on the Capital Purchase Program in making their decision to vote for or against the proposal to amend Capitol’s Articles of Incorporation to authorize the issuance of preferred stock.

The Special Meeting commenced on November 17, 2008, but the sole action taken at that session was the approval, by a majority vote of the shares represented at that session, of a proposal to further adjourn the Special Meeting until 10:00 a.m., local time, on Wednesday, December 10, 2008 at Capitol Bancorp Center, 200 N. Washington Square, Lansing, Michigan to provide sufficient time for this Supplement to be distributed to shareholders.

You can vote on matters that are properly presented at the Special Meeting in four ways:

•	Vote by Internet at http://www.proxyvote.com, by following the instructions provided; or
•	Vote by phone by calling toll-free 1-800-690-6903 and following the instructions; or
•	Vote by returning your proxy card by mail; or
•	You may attend the Special Meeting and cast your vote in person.

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised.  Unless revoked, the shares represented by such proxies will be voted at the Special Meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.  A proxy will not be voted if a particular shareholder attends the Special Meeting and revokes his/her proxy by notifying the Secretary at the Special Meeting.  Any shareholder who attends the Special Meeting and revokes his/her proxy may vote in person.  However, your attendance at the Special Meeting alone will not revoke your proxy.  If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions.  Proxies solicited by Capitol’s Board of Directors will be voted according to the directions given therein.  Where no instructions are indicated, proxies will be voted FOR the amendment to the Articles of Incorporation to authorize issuance of the preferred stock, FOR the proposal to adjourn, postpone or continue the Special Meeting and in their discretion on any other proposal considered at the Special Meeting. The proxy materials related to the Special Meeting are available on the Internet and can be accessed at www.capitolbancorp.com and at the website of the Securities and Exchange Commission at http://www.sec.gov.

Primary Reason for the Proposed Amendment to the Articles of Incorporation

Summary

The Board of Directors recommends that the shareholders approve the proposed amendment to Capitol’s Articles of Incorporation.  Such amendment would allow the Board of Directors to issue preferred stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors. Such amendment will, among other things, allow Capitol to participate in a recently-announced voluntary program for direct investment in financial institutions by the U.S. government. The proposed amendment will also give Capitol increased flexibility in structuring capital raising transactions, acquisitions and/or joint ventures.

Capital Purchase Program

The primary purpose of the proposed amendment is to authorize Capitol to sell shares of preferred stock to the Treasury under the voluntary Capital Purchase Program (the “Program”) should the Board of Directors deem it to be in the best interest of Capitol and its shareholders.  On October 14, 2008, the Treasury announced the Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Program is designed to attract broad participation by healthy institutions and to do so in a way that attracts private capital to them as well. The purpose is to increase confidence in U.S. banks and increase the confidence of U.S. banks to deploy their capital. Increased confidence is expected to result in increased lending. The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (also known as EESA) which provides up to $700 billion to the Treasury to buy mortgages and other assets from financial institutions, to invest and take equity positions in financial institutions, and to establish programs that will allow companies to insure their troubled assets. Under the Program, the Treasury will purchase up to $250 billion of senior preferred shares (the “Senior Preferred Shares”) from qualifying financial institutions that meet the Program’s eligibility requirements and that elect to participate by November 14, 2008.  Capitol filed an application for an investment of up to $144.55 million by the Treasury.  The application was filed jointly with Capitol’s primary federal regulator and the Federal Deposit Insurance Corporation.  These regulatory agencies, after review of Capitol’s application, will make a recommendation to the Treasury when they subsequently submit Capitol’s application to the Treasury; however, the Treasury will make its own independent final decision regarding Capitol’s application.  There can be no assurance Capitol’s application will be approved by the Treasury and any estimated proceeds set forth in this Supplement relating to sale of the Senior Preferred Shares is not guaranteed.

A summary of the expected terms of the securities that the Treasury would purchase from qualifying financial institutions is set forth in Appendix A attached hereto.

Currently, Capitol is not authorized to issue preferred stock. If the proposed amendment to the Articles of Incorporation is approved by shareholders, shares of preferred stock will be available for issuance in connection with the Program and for other future corporate purposes. The Board of Directors believes that it is advisable to increase its authorized capital to include the preferred stock in order to take advantage of the Program and to help ensure its banking subsidiaries remain well capitalized.

If approved by the Treasury, Capitol may sell an amount of the Senior Preferred Shares to the Treasury equal to not less than 1% of Capitol’s risk-weighted assets and not more than 3% of Capitol’s risk-weighted assets.  The Senior Preferred Shares will:

•  be issued with a liquidation preference of at least $1,000 per share;

• qualify as Tier 1 capital; and

• rank senior to Capitol’s common stock.

By the terms of the Program, the Senior Preferred Shares will:

•  pay a cumulative dividend at a rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five - the dividend will be payable quarterly in arrears;

•  be non-voting, other than class voting rights on certain matters that could adversely affect the Senior Preferred Shares; and

•  be callable by Capitol after three years at a cash redemption price of $1,000 per share, plus any unpaid dividends for all prior dividend periods for such share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date.  Prior to the end of three years, the Senior Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred stock or common shares. The Treasury may also transfer the Senior Preferred Shares to a third party at any time.

In conjunction with the purchase of the Senior Preferred Shares, the Treasury will receive warrants to purchase common shares with an aggregate market price equal to 15% of the investment in the Senior Preferred Shares. The initial exercise price on the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be the market price of Capitol’s common stock at the time of issuance, calculated on a 20-trading-day trailing average, subject to customary anti-dilution adjustments.  The warrants will have a term of 10 years and such additional terms and features as set forth on Appendix A. The Treasury will agree not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the warrants. Capitol will be required to take the steps necessary to register, pursuant to the Securities Act of 1933, as amended, the Senior Preferred Shares issued by Capitol and the related warrants and underlying common stock purchasable upon exercise.

To participate in the Program, there are certain other important requirements, including:

•  ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the company;

•  requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•  prohibiting certain severance payments to senior executives generally referred to as “golden parachute” payments above specified limits set forth in the U.S. Internal Revenue Code; and

•  agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

The Board of Directors believes that it is in the best interests of Capitol and its shareholders to afford it the opportunity to obtain additional low cost capital through the Program.  Without the proposed amendment to the Articles of Incorporation, Capitol will not be eligible to participate in the Program.  With the proposed amendment, Capitol may apply to participate in the Program which will provide it with an additional resource for obtaining capital.   The Board of Directors currently anticipates that it will issue up to 144,550 of the Senior Preferred Shares for $144.55 million (approximately 3% of Capitol’s consolidated risk-weighted adjusted assets) under the Program with the terms, rights and preferences set forth on Appendix A and will issue a number of warrants exercisable for shares of Capitol’s common stock having an aggregate market price equal to 15% of the amount of the Senior Preferred Shares issued. More details can also be found at the Treasury’s website: http://www.ustreas.gov at Emergency Economic Stabilization Act - Capital Purchase Program.

Other Preferred Stock Financings

Capitol anticipates that the amount of preferred stock proposed to be authorized will be sufficient for future capital raising transactions in addition to the Program. Therefore, the Board of Directors believes that, in addition to meeting the requirements for participation in the Program, the proposed amendment will provide Capitol with greater flexibility in structuring future capital raising transactions and allow Capitol to take advantage of changing market conditions with little or no delay.

Effect of the Proposed Amendment

Based on the Program term sheet provided by the Treasury, a copy of which is attached as Appendix A, the following are the general effects on holders of common stock of participating financial institutions from the issuance of the Senior Preferred Shares to the Treasury under the Program:

•  Restrictions on Dividends. For as long as any of the Senior Preferred Shares are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu  with the Senior Preferred Shares, or common shares (other than in the case of pari passu  preferred shares, dividends on a pro rata basis with the Senior Preferred Shares), nor may a participating financial institution repurchase or redeem any junior preferred shares, preferred shares ranking  pari passu with the Senior Preferred Shares or common shares, unless (i) in the case of cumulative Senior Preferred Shares, all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid; or (ii) in the case of non-cumulative Senior Preferred Shares, the full dividend for the latest completed dividend period has been declared and paid in full.  In addition, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Senior Preferred Shares investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties.

•  Repurchases.   The Treasury’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred Shares and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the Treasury’s investment unless prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the Treasury has transferred all of the Senior Preferred Shares to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking  pari passu  with the Senior Preferred Shares, or common shares if prohibited as described under “Restrictions on Dividends” above.

•  Voting rights. The Senior Preferred Shares shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares, (ii) any amendment to the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

If Capitol issues $144.55 million of the Senior Preferred Shares to the Treasury, it will also be required to issue to the Treasury warrants to purchase common shares equal to 15% of the Senior Preferred Shares, or $21.7 million. Based on the 20-day average trading price of Capitol’s common shares on November 14, 2008 of $9.49 per share, Capitol would be required to issue the Treasury a warrant to purchase approximately 2,284,775 shares of Capitol’s common stock at $9.49 per share. If all warrants were exercised, it would amount to approximately 13.2% of Capitol’s currently issued and outstanding common shares as of the voting record date, which would dilute the relative equity interests of the current holders of Capitol’s common shares.

A portion of the proceeds of any such sale of the Senior Preferred Shares likely would be used to infuse additional capital into Capitol’s banks to support its continued growth in earning assets and deposits. Portions of the net proceeds will also be used for other general corporate purposes.

Since the Senior Preferred Shares will be non-voting in accordance with the Program, the issuance of such Senior Preferred Shares should not dilute the relative voting power of the current holders of Capitol’s common stock, except for certain class voting rights and the issuance of the warrants as described above. Current shareholders would not have preemptive rights to acquire any additional shares of capital stock issued by Capitol and would have no right to purchase a proportionate share, or any portion, of any shares of preferred stock issued by Capitol.

The affirmative vote of a majority Capitol’s issued and outstanding common shares is required to approve the proposed amendment to Capitol’s Articles of Incorporation.  If the proposed amendment to Capitol’s Articles of Incorporation is not approved, Capitol will not be eligible or have the option to participate in the Program.

Pro Forma Financial Information

The following unaudited pro forma consolidated financial information of Capitol for the year ended December 31, 2007 and the nine-months ended September 30, 2008 show the effects of a minimum of $48.183 million and a maximum of $144.55 million of the Senior Preferred Shares issued to the Treasury pursuant to the Capital Purchase Program. The pro forma financial data presented below may change materially under either the “Minimum” or “Maximum” scenario based on the actual proceeds received under the Capital Purchase Program if Capitol’s application is approved by the Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in Capitol’s common stock price, and the discount rate used to determine the fair value of the preferred stock. Accordingly, there is no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma consolidated financial data will ever be achieved. The following unaudited pro forma consolidated financial data are presented solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend Capitol’s Articles of Incorporation.

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		Pro Forma (2)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
Balance sheet data (in thousands, except share data)
ASSETS
Cash and cash equivalents	$491,343	$491,343	$491,343
Securities and other interest-earning assets (1)	57,510	105,693	202,060
Portfolio loans, net	4,564,687	4,564,687	4,564,687
Other assets	313,807	313,807	313,807
Total assets	$5,427,347	$5,475,530	$5,571,897
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$4,283,561	$4,283,561	$4,283,561
Debt obligations	599,878	599,878	599,878
Other liabilities	30,096	30,096	30,096
Total liabilities	4,913,535	4,913,535	4,913,535
Minority interests in consolidated subsidiaries	160,704	160,704	160,704
Stockholders' equity
Preferred stock (1)	0	48,183	144,550
Common stock	273,644	273,644	273,644
Warrants	0	3,549	10,647
Discount on preferred (3) (4)	0	(3,549)	(10,647)
Retained earnings	80,047	80,047	80,047
Accumulated comprehensive income	(3)	(3)	(3)
Undistributed shares for employee benefit trust	(580)	(580)	(580)
Total stockholders' equity	353,108	304,820	357,220
Total liabilities and stockholders' equity	$5,427,347	$5,475,530	$5,571,897
Number of common shares outstanding	17,337,308	17,337,308	17,337,308

(1)	The pro forma financial information reflects the issuance of a minimum $48.183 million and a maximum $144.55 million of the Senior Preferred Shares.
(2)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3)	The carrying values of the preferred stock and warrants are based on their estimated relative fair values at issue date. The fair value of the warrants is determined under a Black-Scholes model.
(4)	The discount on the preferred stock is accreted over a five year period via the effective yield method.

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		Pro Forma (1)
	Historical	Nine months ended
	Nine months ended	September 30, 2008
	September 30, 2008	Minimum	Maximum
Results of Operations Data (in thousands, except share and per share data):
Total interest income (2)	$231,136	$232,220	$234,388
Total interest expense	105,970	105,970	105,970
Net interest income	125,166	126,250	128,428
Provision for loan losses	71,787	71,787	71,787
Net interest income after
provision for loan losses	53,379	54,463	56,631
Total noninterest income	19,993	19,993	19,993
Total noninterest expenses	128,481	128,481	128,481
Loss before income taxes	(55,109)	(54,025)	(51,857)
Income tax benefit	(25,428)	(25,049)	(24,290)
Net loss	$(29,681)	$(28,976)	$(27,567)
Effective dividend on preferred stock (3)		2,339	7,017
Net loss attributable to common shareholders		$(31,315)	$(34,584)

Selected Financial Ratios:
Loss per common share:
Basic	$(1.73)	$(1.83)	$(2.02)
Diluted	$(1.73)	$(1.83)	$(2.02)
Average basic shares outstanding	17,144,000	17,144,000	17,144,000
Average diluted shares outstanding (4)	17,144,000	17,144,000	17,144,000
Return on average equity - annualized	--	--	--

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		Pro Forma (1)
	Historical	Twelve months ended
	Twelve months ended	December 31, 2007
	December 31, 2007	Minimum	Maximum
Results of Operations Data (in thousands, except share and per share data):
Total interest income (2)	$330,439	$331,884	$334,776
Total interest expense	147,162	147,162	147,162
Net interest income	183,277	184,722	187,614
Provision for loan losses	25,340	25,340	25,340
Net interest income after
provision for loan losses	157,937	159,382	162,274
Total noninterest income	24,381	24,381	24,381
Total noninterest expenses	157,557	157,557	157,557
Income before income taxes	24,761	26,206	29,098
Income tax expense	2,824	3,330	4,342
Net income	$21,937	$22,877	$24,756
Effective dividend on preferred stock (3)		3,119	9,356
Net income attributable to common shareholders		$19,758	$15,400

Selected Financial Ratios:
Earnings per common share:
Basic	$1.29	$1.16	$0.90
Diluted	$1.27	$1.11	$0.82
Average basic shares outstanding	16,967,000	16,967,000	16,967,000
Average diluted shares outstanding (4)	17,216,000	17,733,000	18,768,000
Return on average equity - annualized	5.72%	5.30%	4.69%

(1)	The pro forma statement of operations data gives effect to the equity proceeds at the beginning of the period.
(2)
The funds received from the preferred stock issue are assumed to be initially invested in U.S Treasury securities, earning at a rate of 3.00%. An incremental tax rate of 35% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(3)
Consists of dividends on preferred stock at a 5% annual rate, accretion of discount on preferred stock and accretion of the fair value of the warrants.  The discount  is accreted back to the par value of the preferred stock on a constant effective yield method over a five year term.

(4)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method.
(5)	The issuance costs expected to be incurred are immaterial therefore, no effect was given in the pro forma presentation.

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	As Reported	Min	Max
	09/30/08	09/30/08	09/30/08
Total Risk-Based Capital	13.87%	14.87%	16.87%

Leverage	11.07%	11.97%	13.79%

Tier 1	12.19%	13.19%	15.19%

Anti-Takeover Effects

The purpose of the proposed amendment is to provide the Board of Directors with the option of considering participation in the Program and other potential capital raising transactions, not to establish any barriers to a change of control or acquisition of Capitol. However, pursuant to the terms of the Program, if we issue Senior Preferred Shares to the Treasury and we fail to pay the required dividends on the Senior Preferred Shares, the Treasury would have the right to elect two directors to Capitol’s Board of Directors. This right would continue until any suspended dividends are fully paid for four consecutive quarters. This could be interpreted as having a potential anti-takeover effect.

SPECIAL CAUTIONARY NOTICE
REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Supplement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). In addition, certain statements in future filings by Capitol with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with Capitol’s approval which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items; statements of plans and objectives of Capitol or its management or Board of Directors; and statements of future economic performance and statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “intends,” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•  management’s ability to effectively execute its business plan;

•  the risk that the strength of the United States economy in general and the strength of the local economies in which Capitol and its banks conduct operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on loan portfolios and the allowance for loan and lease losses;

•  the ability of financial institutions to access sources of liquidity at a reasonable cost;

•  the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates;

•  technology changes;

•  mergers and acquisitions;

•  the effect of changes in accounting policies and practices;

•  adverse changes in the securities markets;

•  the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; and

•  Capitol’s success at managing the risks involved in the foregoing.

Such forward-looking statements are meaningful only on the date when such statements are made, and Capitol undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

Capitol files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Capitol’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this Supplement is delivered, may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North
Lansing, Michigan  48933
Telephone: (517) 487-6555
Attention: Shareholder Relations

INCORPORATION OF FINANCIAL INFORMATION

The following financial statements and other portions of Capitol Bancorp Limited's Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 10, 2008 (the “Form 10-K”), and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Commission on October 30, 2008 (the “Form 10-Q”) are incorporated by reference herein:

•  consolidated financial statements and supplementary financial information of Capitol Bancorp Limited and subsidiaries appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•  management's discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•  quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q; and

•  changes in and disagreements with accountants on accounting and financial disclosure appearing in Part II, Item 9 of the Form 10-K.

See “Where You Can Find More Information” on how to request copies of these documents.

All documents filed with the SEC by Capitol Bancorp Limited pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Supplement and prior to the date of the meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of the independent registered public accounting firm for Capitol is made by the Audit Committee of the Board of Directors.  BDO Seidman, LLP served as Capitol’s independent registered public accounting firm for the years ended December 31, 2007 and 2008. Representatives from BDO Seidman, LLP will be present at the Special Meeting.

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APPENDIX A

TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFls after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFls may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFl's available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

APPENDIX A - 1

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFl's primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:
For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

APPENDIX A - 2

Repurchases:
The UST's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:
The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

APPENDIX A - 3

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years.

Exercisability:	Immediately exercisable, in whole or in part.

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFl's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

APPENDIX A - 4

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

APPENDIX A - 5